As filed with the Securities and Exchange Commission on March 31, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERITONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1161641
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2420 17th St., Office 3002
Denver, Colorado 80202	80202
(Address of Principal Executive Offices)	(Zip Code)

Veritone, Inc. 2017 Stock Incentive Plan

Veritone, Inc. Employee Stock Purchase Plan

Veritone, Inc. Inducement Grant Plan

(Full titles of the plans)

Ryan Steelberg

Chief Executive Officer

Veritone, Inc.

2420 17th St., Office 3002

Denver, Colorado 80202

Tel: 888-507-1737

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Zemetra Chief Financial Officer Veritone, Inc. 2420 17th St., Office 3002 Denver, Colorado 80202 Tel: 888-507-1737	John-Paul Motley Logan Tiari Cooley LLP 355 S. Grand Avenue, Suite 900 Los Angeles, California 90071 Tel: (213) 561-3250

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Veritone, Inc. (the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the offering of an additional 1,425,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), of the Registrant. The 1,425,000 shares of Common Stock being registered herein include (i) 750,000 shares of Common Stock issuable pursuant to the Veritone, Inc. 2017 Stock Incentive Plan (the “2017 Plan”),(ii) 250,000 shares of Common Stock issuable pursuant to the Veritone, Inc. Employee Stock Purchase Plan (the “ESPP”) and (iii) 425,000 shares of Common Stock issuable pursuant to the Veritone, Inc. Amended and Restated Inducement Grant Plan (the “Inducement Plan”).

The additional shares of Common Stock issuable pursuant to the 2017 Plan and ESPP have become reserved for issuance as a result of the operation of the “evergreen” provisions in each such plan, each of which provide that the total number of shares of Common Stock subject to such plan may be increased each year pursuant to a specified formula. The additional shares of Common Stock issuable pursuant to the Inducement Plan have become reserved for issuance as a result of an increase to the reserve under such plan, as approved by the Company’s Board of Directors on March 30, 2023.

The additional shares of Common Stock issuable pursuant to the 2017 Plan and the ESPP are securities of the same class as other securities for which registration statements on Form S-8 were filed with the SEC on May 12, 2017 (File No. 333-217990), September 21, 2018 (File No. 333-227477); March 12, 2020 (File No. 333-237114); March 5, 2021 (File No. 333-253961); and February 3, 2022 (File No. 333-262499), and the additional shares of Common Stock issuable pursuant to the Inducement Plan are securities of the same class as other securities for which a registration statement on Form S-8 was filed with the SEC on October 7, 2020 (File No. 333-249371) (all such registration statements collectively, the “Prior Registration Statements”). Accordingly, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC, are incorporated by reference into this Registration Statement:

(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023;

(ii)	the Company’s Current Reports on Form 8-K filed with the SEC on January 6, 2023, January 20, 2023 and March 30, 2023; and

(iii)

the description of securities contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 16, 2023, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded, or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes, or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

3.1	Third Amended and Restated Certificate of Incorporation of Veritone, Inc.	Form 8-K	001-38093	3.1	May 23, 2017
3.2	Amended and Restated Bylaws of Veritone, Inc.	Form 8-K	001-38093	3.2	May 23, 2017
4.1	Specimen Common Stock Certificate.	Form S-1/A	333-216726	4.1	April 28, 2017
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.2*	Consent of Cooley LLP (contained in the opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney (included in the signature page of this Registration Statement).
99.1	2017 Stock Incentive Plan.	Form S-1/A	333-216726	10.14	April 28, 2017
99.2	Employee Stock Purchase Plan.	Form S-1/A	333-216726	10.32	April 28, 2017
99.3	Amended and Restated Inducement Grant Plan.	Form 8-K	001-38093	10.1	March 30, 2023
107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on this 31st day of March, 2023.

VERITONE, INC.

By:	/s/ Ryan Steelberg
Ryan Steelberg
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ryan Steelberg and Michael L. Zemetra, and each of them, as his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ryan Steelberg	President and Chief Executive Officer	March 31, 2023
Ryan Steelberg	(Principal Executive Officer)

/s/ Michael L. Zemetra	Executive Vice President, Chief Financial Officer and Treasurer	March 31, 2023
Michael L. Zemetra	(Principal Financial and Accounting Officer)

/s/ Chad Steelberg	Director	March 31, 2023
Chad Steelberg

/s/ Jeff P. Gehl	Director	March 31, 2023
Jeff P. Gehl

/s/ Knute P. Kurtz	Director	March 31, 2023
Knute P. Kurtz

/s/ Richard H. Taketa	Director	March 31, 2023
Richard H. Taketa